EXHIBIT 99.1

Rosetta Resources Inc. Announces Third Quarter Financial and Operating Results

Company increases total project inventory by 30 percent to 2.8 TCFE and establishes three new producing areas in Eagle Ford shale.

HOUSTON, November 7, 2011 (GlobeNewswire via COMTEX News Network) -- Rosetta Resources Inc. (NASDAQ: ROSE) (“Rosetta” or the “Company”) today announced financial and operating results for the third quarter 2011 that included an increase in estimated project inventory to 2.8 trillion cubic feet of natural gas equivalent (“Tcfe”) including proved undeveloped reserves as well as the successful testing of three new areas of the Eagle Ford shale.

“Our Eagle Ford position continues to drive the success of our company as we expand our operations into new parts of the play that will serve as a further catalyst for growth,” said Randy Limbacher, Rosetta's chairman, CEO and president. “Our focused strategy is clearly paying off with a substantial increase in project drilling inventory that can be developed at a very attractive cost structure and deliver strong returns for many years to come.”

Highlights for the quarter included:

- Established new productive Eagle Ford acreage outside of Gates Ranch - During the quarter, Rosetta successfully tested three new Eagle Ford areas across 13,600 net acres in the liquids window outside of Gates Ranch. This newly delineated acreage has more than 200 drilling locations. An additional 10,000 acres remain to be evaluated in 2012.

- Revised Gates Ranch well spacing - Based on reservoir analysis, Rosetta made an early call to begin drilling its Gates Ranch program on 65-acre spacing. This increased well density will result in the ulitimate development of roughly 325 wells of which an estimated 275 wells remain to be drilled.

- Advanced Southern Alberta Basin horizontal drilling program - Rosetta drilled three horizontal wells in the northwest Montana play and initiated drilling operations on a fourth well during the third quarter of 2011. One of the wells has been completed and is currently on test with two more completions underway. The remaining four horizontal wells will be completed during the first quarter of 2012.

- Progressed midstream expansions - Rosetta is benefiting from improved performance by Eagle Ford midstream providers. Recent expansions that became operational in October almost three weeks ahead of schedule increased total firm gross wet gas capacity for the Eagle Ford to 123 million cubic feet per day ("MMcfe/d"). This will allow the Company to move 166 million cubic feet equivalent per day ("MMcfe/d") of net Eagle Ford volumes on a firm basis. Firm gross wet gas capacity of 160 MMcfe/d will become available in January 2012 increasing Rosetta's net total firm capacity to 216 MMcfe/d.

- Strengthened margin performance  - The Company's margins continue to increase from its focus on development of the Eagle Ford shale. As compared to the third quarter of 2010, equivalent average sales prices improved by 18 percent, the depreciation, depletion, and amortization ("DD&A") rate declined by 28 percent with other average costs decreasing another 15 percent. The gains in average realized pricing were driven by the record third quarter oil, condensate and natural gas liquids ("NGL") production of 13,000 barrels per day ("Bbl/d").

2011 Third Quarter Results

For the third quarter ended September 30, 2011, Rosetta reported net income of $31.9 million, or $0.61 per diluted share, versus a net income of $8.9 million, or $0.17 per diluted share, for the same period in 2010.

Production for the quarter averaged 154 MMcfe/d, up seven percent from the same period in 2010 and down four percent from the prior quarter. The year-over-year increase was primarily driven by production growth from the Eagle Ford shale, which averaged approximately 130 MMcfe/d for the third quarter of 2011, up from 49 MMcfe/d for the same period in 2010.  Compared to the second quarter of 2011, production was affected by a previously disclosed operational upset and the impact of asset sales which lowered the quarterly rate by approximately 6 MMcfe/d and 8 MMcfe/d, respectively.

Revenues for the third quarter of 2011 were $101.3 million compared to $80.3 million for the same period in 2010.  For the period, 67 percent of revenue was generated from oil, condensate and NGL sales including the effects of hedging, as compared to 33 percent a year ago.

Operational Update

During the third quarter of 2011, Rosetta made capital investments of $133.8 million and drilled 16 gross wells with a 100 percent success rate.

EAGLE FORD SHALE

Rosetta successfully completed 12 Eagle Ford wells during the quarter ended September 30, 2011.  As of September 30, 2011, the Company has completed 52 horizontal wells.  During the third quarter, Rosetta operated three to four rigs in the Eagle Ford area. Rosetta is the operator and holds a 100 percent working interest in the following three wells drilled in new areas outside of Gates Ranch:

-
The Briscoe Ranch 1H well is located north of Gates Ranch in a 3,500-acre section of Rosetta’s leasehold in the condensate window in Dimmit County.  The well was completed with a 5,500-foot lateral and 15 frac stages and brought on-line on October 26, 2011.  The well tested at a gross stabilized rate of 850 Bbl/d of oil, 3.9 MMcf/d of residue gas, 490 Bbl/d of NGLs.

-
The Vivion 1H well is located in central Dimmit County in the oil window on an 8,100-acre tract.  The well was completed with a 5,600-foot lateral and 15 frac stages and brought on-line on September 14, 2011.  The well tested at a gross stabilized rate of 506 Bbl/d of oil, 436 Mcf/d of residue gas, 102 Bbl/d of NGLs.

-
The Klotzman #1 well is located on 1,900 acres in DeWitt County in the oil window.  The well was completed with a 5,100-foot lateral and 15 frac stages and brought on-line on November 1, 2011.  The well tested at a gross stabilized rate of 2,450 Bbl/d of oil, 2.0 MMcf/d of residue gas, 250 Bbl/d of NGLs.

Rosetta plans to complete 13 Eagle Ford wells during the fourth quarter and continue to operate four rigs in the area.

As Rosetta moves forward with the delineation, development, and down-spacing of its Eagle Ford leasehold, the total inventory portfolio in the area has grown 45 percent to 2.7 Tcfe compared to year-end 2010. The Company has identified roughly 800 Eagle Ford drilling locations based on well spacing plans between 60 and 80 acres.  At a targeted pace of approximately 60 completions per year, Rosetta expects to develop its current Eagle Ford inventory over the next 10 to 15 years.

SOUTHERN ALBERTA BASIN

During the quarter, Rosetta drilled four wells in its current seven-well horizontal program in the Southern Alberta Basin.  The three remaining wells are scheduled to be drilled and completed in the first quarter of 2012.  Of the wells drilled to date, one has been completed and is currently testing, two are scheduled to be completed and tested in the fourth quarter with the last well completion planned for the first quarter of 2012. Results of the first three wells will be reported once stabilized rates are achieved.

Financing and Hedging Update

At the end of the third quarter of 2011, the Company had approximately $106.9 million of cash, up $65.2 million from the cash balance at year-end 2010.  On October 14, 2011, the semi-annual borrowing base review was completed for the Revolver and the borrowing base was reaffirmed at $325 million. As of November 1, 2011, Rosetta had $30.0 million outstanding with $295.0 million available for borrowing under the Restated Revolver.  As of November 1, 2011, cash and cash available under its revolving line of credit was in excess of $375.0 million.

Rosetta hedging positions are unchanged compared to the previous quarter. The attached hedging summary table outlines Rosetta’s overall hedge position as of September 30, 2011.

Outlook

Rosetta's projected 2011 exit rate is anticipated to range from 190 – 200 MMcfe/d and full year guidance is reaffirmed at 160 – 170 MMcfe/d based on the previously announced $475 million capital program.  The Company is currently producing approximately 195 MMcfe/d of which 54 percent is liquids.  Total per unit costs are expected to continue on a favorable trend as outlined in the expense guidance summarized in the attached table.  Rosetta also reiterates its preliminary estimate of 2012 production at 220 – 240 MMcfe/d, approximately a 40 percent increase over 2011.  In addition, the necessary firm transportation capacity is now in place to meet planned 2012 production levels.

Rosetta Resources Inc. is an independent exploration and production company engaged in the acquisition and development of onshore energy resources in the United States of America.  The Company’s activities are primarily located in South Texas, including its largest producing region in the Eagle Ford shale and in the Southern Alberta Basin in northwest Montana.  The Company is a Delaware Corporation based in Houston, Texas.

(ROSE – F)

Forward-Looking Statements

This press release includes forward-looking statements, which give the Company's current expectations or forecasts of future events based on currently available information. Forward-looking statements are statements that are not historical facts, such as expectations regarding drilling plans, including the acceleration thereof, production rates and guidance, resource potential, incremental transportation capacity, exit rate guidance, net present value, development plans, progress on infrastructure projects, exposures to weak natural gas prices, changes in the Company's liquidity, changes in acreage positions, expected expenses, expected capital expenditures, and projected debt balances. The assumptions of management and the future performance of the Company are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect the Company's business include, but are not limited to: the risks associated with drilling of oil and natural gas wells; the Company's ability to find, acquire, market, develop, and produce new reserves; the risk of drilling dry holes; oil and natural gas price volatility; derivative transactions (including the costs associated therewith and the abilities of counterparties to perform thereunder); uncertainties in the estimation of proved, probable, and possible reserves and in the projection of future rates of production and reserve growth; inaccuracies in the Company's assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; midstream and pipeline construction difficulties and operational upsets; climatic conditions; availability and cost of material, equipment and services; the risks associated with operating in a limited number of geographic areas; actions or inactions of third-party operators of the Company's properties; the Company's ability to retain skilled personnel; diversion of management's attention from existing operations while pursuing acquisitions or dispositions; availability of capital; the strength and financial resources of the Company's competitors; regulatory developments; environmental risks; uncertainties in the capital markets; uncertainties with respect to asset sales; general economic and business conditions (including the effects of the worldwide economic recession); industry trends; and other factors detailed in the Company's most recent Form 10-K, Form 10-Q and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The Company undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

For filings reporting year-end 2010 reserves, the SEC permits the optional disclosure of probable and possible reserves.  The Company has elected not to report probable and possible reserves in its filings with the SEC.  We use the term "net risked resources" to describe the Company's internal estimates of volumes of natural gas and oil that are not classified as proved developed reserves but are potentially recoverable through exploratory drilling or additional drilling or recovery techniques.  Estimates of net risked resources are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of actually being realized by the Company.  Estimates of net risked resources may change significantly as development provides additional data, and actual quantities that are ultimately recovered may differ substantially from prior estimates. We use the term “BFIT NPV10” to describe the Company's estimate of before income tax net present value discounted at 10 percent resulting from project economic evaluation. The net present value of a project is calculated by summing future cash flows generated by a project, both inflows and outflows, and discounting those cash flows to arrive at a present value.  Inflows primarily include revenues generated from estimated production and commodity prices at the time of the analysis.  Outflows include drilling and completion capital and operating expenses.  Net present value is used to analyze the profitability of a project.  Estimates of net present value may change significantly as additional data becomes available, and with adjustments in prior estimates of actual quantities of production and recoverable reserves, commodity prices, capital expenditures, and/or operating expenses.

Investor Contact:

Teri Greer
Rosetta Resources Inc.
(713) 335-4008
greert@rosettaresources.com

Rosetta Resources Inc.
Consolidated Balance Sheet
(In thousands, except par value and share amounts)

	September 30, 2011	December 31, 2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$106,868	$41,634
Accounts receivable, net	56,007	36,159
Derivative instruments	14,775	19,145
Prepaid expenses	3,332	2,711
Other current assets	5,145	5,454
Total current assets	186,127	105,103

Oil and natural gas properties, full cost method, of which $120,124 thousand at September 30, 2011	2,326,302	2,262,161
and $91,148 thousand at December 31, 2010 were excluded from amortization
Other fixed assets	16,030	14,459
	2,342,332	2,276,620
Accumulated depreciation, depletion, and amortization, including impairment	(1,628,160)	(1,546,631)
Total property and equipment, net	714,172	729,989

Deferred loan fees	9,093	7,652
Deferred tax asset	101,248	142,710
Derivative instruments	9,869	1,523
Other assets	2,541	2,463
Total other assets	122,751	154,348
Total assets	$1,023,050	$989,440

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$168	$3,669
Accrued liabilities	123,783	57,006
Royalties payable	26,295	14,542
Deferred income taxes	5,690	7,132
Total current liabilities	155,936	82,349
Long-term liabilities:
Derivative instruments	-	1,011
Long-term debt	250,000	350,000
Other long-term liabilities	9,333	27,264
Total liabilities	415,269	460,624

Commitments and Contingencies (Note 9)

Stockholders' equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares; no shares issued in 2011 or 2010	-	-
Common stock, $0.001 par value; authorized 150,000,000 shares; issued 52,488,193 shares and 52,031,004 shares at September 30, 2011 and December 31, 2010, respectively	52	52
Additional paid-in capital	801,429	793,293
Treasury stock, at cost; 445,479 and 343,093 shares at September 30, 2011 and December 31, 2010, respectively	(11,103)	(6,896)
Accumulated other comprehensive income	17,950	11,259
Accumulated deficit	(200,547)	(268,892)
Total stockholders' equity	607,781	528,816
Total liabilities and stockholders' equity	$1,023,050	$989,440

Rosetta Resources Inc.
Consolidated Statement of Operations
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues:
Natural gas sales	$33,256	$53,783	$129,493	$157,081
Oil sales	31,590	15,406	94,651	33,162
NGL sales	36,411	11,078	85,741	28,794
Total revenues	101,257	80,267	309,885	219,037
Operating costs and expenses:
Lease operating expense	4,445	11,486	27,975	39,473
Depreciation, depletion, and amortization	24,657	32,163	92,041	81,696
Treating, transportation and marketing	5,481	1,878	13,807	4,765
Production taxes	2,107	1,565	6,736	4,940
General and administrative costs	9,453	12,560	46,830	35,693
Total operating costs and expenses	46,143	59,652	187,389	166,567
Operating income	55,114	20,615	122,496	52,470

Other (income) expense:
Interest expense, net of interest capitalized	5,238	6,575	16,650	20,367
Interest (income)	(5)	-	(38)	(29)
Other expense (income), net	88	(149)	742	(883)
Total other expense	5,321	6,426	17,354	19,455

Income before provision for income taxes	49,793	14,189	105,142	33,015
Income tax expense	17,845	5,339	36,797	12,590
Net income	$31,948	$8,850	$68,345	$20,425

Earnings per share:
Basic	$0.61	$0.17	$1.32	$0.40
Diluted	$0.61	$0.17	$1.30	$0.39

Weighted average shares outstanding:
Basic	52,038	51,411	51,962	51,329
Diluted	52,627	52,073	52,593	52,050

Rosetta Resources Inc.
Consolidated Statement of Cash Flows
(In thousands)

	Nine Months Ended September 30,
	2011	2010
Cash flows from operating activities
Net income	$68,345	$20,425
Adjustments to reconcile net income to net cash from operating activities:
Depreciation, depletion and amortization	92,041	81,696
Deferred income taxes	36,547	12,282
Amortization of deferred loan fees recorded as interest expense	1,730	2,222
Amortization of original issue discount recorded as interest expense	-	1,258
Stock-based compensation expense	15,380	7,894
Commodity derivative (income) expense	(4,208)	-
Change in operating assets and liabilities:
Accounts receivable	(19,848)	2,168
Prepaid expenses	(596)	(68)
Other current assets	309	624
Other assets	(79)	(296)
Accounts payable	(3,501)	(833)
Accrued liabilities	3,375	10,364
Royalties payable	11,755	(4,185)
Other long-term liabilities	(8,866)	-
Derivative instruments	9,386	-
Net cash provided by operating activities	201,770	133,551
Cash flows from investing activities
Acquisitions of oil and gas properties	-	(5,850)
Additions of oil and gas assets	(271,770)	(243,066)
Disposals of oil and gas properties and assets	240,620	14,872
Net cash (used in) investing activities	(31,150)	(234,044)
Cash flows from financing activities
Payments on Restated Term Loan	-	(80,000)
Borrowings on Restated Revolver	-	64,000
Payments on Restated Revolver	(100,000)	(114,000)
Issuance of Senior Notes	-	200,000
Deferred loan fees	(3,197)	(6,228)
Proceeds from stock options exercised	2,017	1,786
Purchases of treasury stock	(4,206)	(2,079)
Net cash (used in) provided by financing activities	(105,386)	63,479

Net increase (decrease) in cash	65,234	(37,014)
Cash and cash equivalents, beginning of period	41,634	61,256
Cash and cash equivalents, end of period	$106,868	$24,242

Supplemental disclosures:
Capital expenditures included in accrued liabilities	$80,045	$20,461

 Rosetta Resources Inc.
Summary of Operating Data
(In thousands, except percentages and per unit amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2011	2010	% Change Increase/ (Decrease)	2011	2010	% Change Increase/ (Decrease)
	(In thousands, except percentages and per unit amounts)			(In thousands, except percentages and per unit amounts)

Daily Production by Area (MMcfe/d):
Eagle Ford	130.2	49.0	166%	116.5	28.4	310%
Lobo	19.9	25.8	(23%)	19.8	29.5	(33%)
Sacramento Basin	0.4	35.3	(99%)	12.6	39.6	(68%)
DJ Basin	0.0	9.2	(100%)	3.1	8.5	(64%)
Other	3.4	24.9	(86%)	4.6	28.4	(84%)
Total (MMcfe/d)	153.9	144.2	7%	156.6	134.4	17%

Daily Production:
Natural Gas (MMcf/d)	76.0	109.9	(31%)	89.1	108.5	(18%)
Oil (MBbls/d)	4.9	2.4	104%	4.5	1.7	165%
NGLs (MBbls/d)	8.1	3.3	145%	6.8	2.6	162%
Total (MMcfe/d)	153.9	144.2	7%	156.6	134.4	17%

Average Sales Prices:
Natural gas (unhedged) ($/Mcf)	$4.40	$4.29	3%	$4.35	$4.65	(6%)
Natural gas (hedged) ($/Mcf)	4.75	5.33	(11%)	5.33	5.29	1%
Oil (unhedged) ($/Bbl)	75.18	69.09	9%	84.72	71.84	18%
Oil (hedged) ($/Bbl)	70.53	69.09	2%	77.88	71.84	8%
NGL (unhedged) ($/Bbl)	53.00	36.65	45%	50.20	40.18	25%
NGL (hedged) ($/Bbl)	48.75	36.65	33%	46.21	40.18	15%
Total (hedged) ($/Mcfe)	$7.13	$6.04	18%	$7.24	$5.97	21%

Average Costs (per Mcfe):
Direct LOE	$0.31	$0.73	(58%)	$0.50	$0.80	(38%)
Workovers	0.01	0.04	(75%)	0.01	0.05	(80%)
Insurance	0.02	0.02	0%	0.02	0.04	(50%)
Ad valorem tax	(0.03)	0.07	(143%)	0.12	0.19	(37%)
Production taxes	0.15	0.12	25%	0.16	0.13	23%
Treating, Transportation and Marketing	0.39	0.14	179%	0.32	0.13	146%
G&A, excluding stock-based compensation	0.72	0.68	6%	0.73	0.76	(4%)
Interest expense	0.37	0.49	(24%)	0.39	0.55	(29%)
DD&A	1.74	2.42	(28%)	2.15	2.23	(4%)

Rosetta Resources Inc.
Summary of Expense Guidance
(Average Costs per Mcfe)

	Six Months Ended	Three Months Ended
	June 30, 2011	September 30, 2011	July - December, 2011
	(Actual)	(Actual)	(Guidance Range)
Direct LOE	$0.59	$0.31	$0.30	-	$0.35
Workovers	0.02	0.01	0.02	-	0.03
Insurance	0.02	0.02	0.02	-	0.02
Ad valorem tax	0.19	(0.03)	0.05	-	0.10
Production taxes	0.16	0.15	0.15	-	0.20
Treating, Transportation and Marketing	0.29	0.39	0.60	-	0.66
G&A, excluding stock-based compensation	0.74	0.72	0.65	-	0.75
Interest expense	0.40	0.37	0.30	-	0.35
DD&A	2.36	1.74	1.70	-	1.80

Rosetta Resources Inc.
Hedging Summary
Status as of September 30, 2011

Product	Settlement Period	Derivative Instrument	Notional Daily Volume MMBtu	Average Floor/Fixed Prices per MMBtu	Average Ceiling Prices per MMBtu
Natural gas	2011	Swap	15,000	$5.99	$-
Natural gas	2011	Costless Collar	35,000	5.63	7.27
Natural gas	2012	Costless Collar	20,000	5.13	6.31

Product	Settlement Period	Derivative Instrument	Notional Daily Volume Bbl	Average Floor/Fixed Prices per Bbl	Average Ceiling Prices per Bbl
Crude oil	2011	Costless Collar	3,400	$75.59	$103.29
Crude oil	2012	Costless Collar	5,000	75.60	112.56
Crude oil	2013	Costless Collar	3,750	75.00	122.81

Product	Settlement Period	Derivative Instrument	Notional Daily Volume Bbl	Average Floor/Fixed Prices per Bbl
Crude oil	May 2012- December 2012	Basis Swap	2,500	$8.70
Crude oil	May 2012- December 2012	NYMEX Roll Swap	2,500	(0.30)
Crude oil	2013	Basis Swap	1,875	5.80
Crude oil	2013	NYMEX Roll Swap	1,875	(0.18)

Product (Excludes Ethane Component)	Settlement Period	Derivative Instrument	Notional Daily Volume Bbl	Average Floor/Fixed Prices per Bbl
NGLs	2011	Swap	2,000	$59.77
NGLs	2012	Swap	1,950	60.68